Exhibit 10(c)

WELLS FARGO & COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

STOCK AWARD AGREEMENT

Name:	David A. Hoyt	Grant Date(s):	See Section 2 below
I.D. Number:	[Redacted]	Number of Shares:	See Section 3 below

1.	Award. Wells Fargo & Company (the “Company”) has awarded you Stock Awards for shares of Wells Fargo & Company common stock (“Shares”) in payment of a portion of your Annual Base Salary (as defined below) as provided in this Award Agreement. Each Stock Award entitles you to receive a number of Shares determined as of each Grant Date (as defined below) pursuant to Section 3 below and subject to the other terms and conditions set forth in the Company’s Long-Term Incentive Compensation Plan (the “Plan”) and this Award Agreement.

Your “Annual Base Salary” earned for 2009 and for any year thereafter shall be $3,866,667 unless otherwise determined from time to time by the Board of Directors of the Company or the Committee in its discretion, and shall be paid in cash and Shares. A total of 81.90% of your Annual Base Salary, net of applicable tax withholdings and deductions, shall be paid to you in Shares (“Annual Stock Base Salary”) pursuant to the terms of this Award Agreement. The amount of Annual Base Salary payable for each pay period ending on or after August 15, 2009 (“Net Pay Periods”), net of applicable tax withholdings and deductions, in accordance with established Company payroll procedures is referred to herein as your “Net Pay Period Base Salary.”

2.	Grant Date. For purposes of this Award Agreement, each “Grant Date” for a Stock Award shall be the pay end date for each pay period beginning with the pay end date for the pay period ending on August 15, 2009, and continuing consistent with the Company’s established payroll procedures until this Award Agreement is terminated or amended by the Committee in its discretion. Stock Awards will be granted only to the extent you have accrued Base Salary during the relevant pay period.

3.	Number of Shares. The number of Shares awarded hereunder on each Grant Date shall be determined by dividing the Net Pay Period Base Salary payable in Shares as calculated below by the Fair Market Value on the Grant Date (or the immediately preceding date if the New York Stock Exchange (“NYSE”) is closed on the applicable Grant Date). Your Net Pay Period Base Salary shall be paid in prorata amounts of cash and Shares throughout the Net Pay Periods of the applicable year calculated such that for the applicable year you will earn and be paid the Annual Stock Base Salary in Shares and the remainder of the Annual Base Salary in cash.

If any fractional share results, the Share amount shall be rounded down to the nearest whole share with cash paid in lieu of the fractional share. The Shares granted will be issued on the Grant Date or as soon thereafter as administratively practicable in accordance with established payroll procedures.

4.	Vesting. Each Share issued pursuant to a Stock Award granted under this Award Agreement shall be fully vested as of the Grant Date.

5.	Termination. If you cease to be an Employee for any reason, including due to your death or permanent disability (as determined by the Company), you shall be entitled to receive a final Stock Award(s) determined in accordance with Section 3 above for any portion of your Annual Stock Base Salary which has accrued for the relevant pay period(s) through your date of termination of employment but not yet been paid. You shall have no further right or entitlement to any other Stock Award hereunder following your date of termination of employment.

6.	Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Stock Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Stock Award, and (ii) the rights and the benefits of this Stock Award may be exercised and received during your lifetime only by you or your legal representative.

7.	Other Restrictions; Amendment. The issuance of Shares under this Award Agreement is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the common stock may be listed at the time of issuance. The Company may delay the issuance of shares of common stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933. The Committee may, in its sole discretion and without your consent, at any time terminate, suspend or modify this Award Agreement.

8.	Transfer Restrictions. As a condition to receiving each Stock Award, and notwithstanding termination of employment other than due to death or permanent disability, you agree to hold and not transfer, for the entire period during which the Company has any obligations outstanding under the Troubled Asset Relief Program (the “Restriction Period”), 100% of the Shares received. Such transfer restrictions shall terminate upon the earlier of the end of the Restriction Period or the date of your death or permanent disability.

9.	Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Agreement are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

10.	No Employment Agreement. Neither the award to you of the Stock Awards nor the delivery to you of this Award Agreement or any other document relating to the Stock Awards will confer on you the right to continued employment with the Company or any Affiliate.

11.	Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon the termination of your service with the Company for any reason, the Company determines that you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your Stock Awards, if subject to payment upon such termination, will not be paid before the date that is the first business day following the six-month anniversary of such termination or, if earlier, upon your death. This provision only applies if required pursuant to Section 409A.

12.	Section 409A. This Award is intended to comply with the requirements of Section 409A and applicable Treasury Regulations or other binding guidance thereunder. Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict.

The Company has awarded you the Stock Awards in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, you hereby agree to the foregoing terms and conditions of this Award Agreement.

David A. Hoyt